Exhibit 10.4

ADDENDUM TO EMPLOYMENT AGREEMENT

This Addendum to the Employment Agreement (this “Addendum”) is entered into as of April 26, 2026 (the “Effective Date”), by and between Patriot National Bancorp, Inc. (the “Company”) and W. Paul Simmons (the “Executive” each a “Party” and collectively the “Parties”).

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement with an effective date of April 30, 2025 (the “Employment Agreement”); and

WHEREAS, the Parties desire to amend, supplement, and/or clarify certain terms and conditions of the Employment Agreement as set forth herein; and

WHEREAS, except as expressly modified by this Addendum, the Parties intend that all other terms, conditions, rights, and obligations set forth in the Employment Agreement shall remain in full force and effect;

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

Sections 5 and 7 of the Employment Agreement “Reserved” are hereby deleted and replaced with:

5.         Obligations of the Company upon Termination.

(a)

Good Reason; Other Than for Cause, Death, or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, Death, or Disability, or the Executive shall terminate employment with Good Reason. The Company shall take the following actions and make the following payment to the Executive:

(i)	The Company shall pay to the Executive the aggregate of the following amounts:

(A)

to the extent not previously paid, in a lump sum in cash within 30 days after the Date of Termination, the sum of (1) the Executive’s accrued Annual Base Salary and any accrued vacation pay through the Date of Termination, (2) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, and (3) the Executive’s Annual Bonus earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs to the extent such bonus has not been paid as of the Date of Termination (the sum of the amounts described in clauses (1) through (3), the “ Accrued Obligations ”); and

(B)

to the extent not previously paid, no later than March 15 of the year following the year in which the Date of Termination occurs, the product of (1) the Target Bonus and (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365 (the “Pro Rata Bonus”); and

(ii)

The Company shall pay to the Executive an amount equal to (A) (i) number of months remaining in the then-existing term of the Executive’s Employment Agreement divided by (ii) twelve (12) times, and (B) the greater of (i) $600,000 and (ii) the sum of (1) the Executive’s Annual Base Salary and (2) the greater of (i) the Executive’s annual bonus earned for the most recent year and (ii) the Executive’s Target Bonus, in each case payable in a lump sum within 60 days following the last day of the Executive’s employment by the Company .

(iii)

Change of Control: To the extent the termination of the Executive’s employment occurs within one year following a Change of Control, the amounts owed by the Company to the executive under paragraph (ii) of this Section shall be equal to two (2) times the amount calculated pursuant to paragraph (ii) of this Section.

(iv)

Any equity-based awards, including restricted stock units, granted to the Executive shall vest and become free of restrictions immediately, and any stock options or stock appreciation rights granted to the Executive shall be exercisable for the remainder of their term, without regard to any provisions relating to earlier termination of the stock options or stock appreciation rights based on termination of employment (the “Equity Benefits”);

(v)

For the one-year period following the Date of Termination, the Company shall continue to provide medical and dental benefits to the Executive and their eligible dependents as if the Executive remained an active employee of the Company (collectively “Welfare Benefits”); and

(vi)

To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”). As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling, or under common control with the Company.

(b)

Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of Accrued Obligations, (ii) the timely payment or provision of Other Benefits, (iii) payment of the Pro Rata Bonus, (iv) the Welfare Benefits, and (v) the Equity Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination and the Pro Rata Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, on the date specified in Section 5(a)(i). With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(b) shall include death benefits for which the Company pays as in effect on the date of the Executive’s death and the continued provision of the Welfare Benefits.

(c)

Disability. If the Executive’s employment is terminated by the Company by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations, (ii) the timely payment or provision of Other Benefits, (iii) payment of the Pro Rata Bonus, (iv) the Welfare Benefits, and (v) the Equity Benefits. Accrued Obligations shall be paid to the Executive or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination and the Pro Rata Bonus shall be paid to the Executive or his estate or beneficiary, as applicable, on the date specified in Section 5(a)(i). With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and the continued provision of Welfare Benefits.

(d)

Cause; Without Good Reason. If the Executive’s employment shall be terminated by the Company with Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) the Accrued Obligations through the Date of Termination and (ii) Other Benefits, in each case, to the extent theretofore unpaid. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(e)

Legal Fees. In the event of a dispute under the Agreement following a Change of Control, the Company will pay or reimburse the Executive for all costs and expenses, including all legal fees as incurred by the Executive in connection with the dispute. Such payment or reimbursement shall be paid within 30 days of the Company’s receipt of evidence of such costs and expenses, which may be in the form, among other things, of an invoice or receipt.

(f)

Non-disparagement. The Parties agree that they will not disparage the other Party, including following the termination of the Executive’s employment. Mutual non-disparagement obligations shall survive the termination of the Executive’s employment and the termination of this Agreement.

(g)

“Company”. For avoidance of doubt, for purposes of this Section 5, the term “Company” refers solely to Patriot National Bancorp, Inc. and is not intended to create, impose, delegate, assign, or otherwise obligate its wholly-owned subsidiary Patriot Bank, N.A. to make any payments to the Executive pursuant to this Agreement and that the Company remains obligated to comply with the Golden Parachute Payments restrictions, requirements and other limitations applicable to Troubled Institutions including restrictions on any such payment or payments that would be in violation of FDIC Rules and Regulations, Part 359 (including SR letter 03-6, “Guidance Regarding Restrictions on Institutions in Troubled Condition,”) relating to Golden Parachute Payments, in each case to the extent applicable at the time such payment is due.

(h)

Releases. In exchange for the consideration provided under this section and the entire Agreement, the Executive agrees to execute, deliver, and not revoke a release of claims in a form reasonably acceptable to the Company (the “Release”) as a condition to receiving such benefits. The Release shall include a full waiver and release of claims permissible under applicable law and shall be executed within the timeframe specified by the Company.

7.         Section 280G.

(a)

Certain Reductions in Payments. Notwithstanding anything in this Agreement to the contrary, if the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of Agreement Payments meets the definition of Reduced Amount (as defined below). If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Agreement Payments shall be reduced to such Reduced Amount. In no event shall the Agreement Payments be reduced unless such reduction would result in the Executive receiving a greater Net After‑Tax Receipt (as defined below) than the Executive would receive if no such reduction were made.

(b)

Calculation of the Reduced Amount. If the Accounting Firm determines that the aggregate Agreement Payments should be reduced to the Reduced Amount, the Company or one of its subsidiaries shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount); provided that the Executive shall not be permitted to elect to reduce any Agreement Payment that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, and shall advise the Company in writing of his election within ten days of his receipt of notice. If no such election is made by the Executive within such ten-day period, the Company shall reduce the Agreement Payments in the following order: (i) by reducing benefits payable pursuant to Section 5(a)(i)(B) and then (ii) by reducing amounts payable pursuant to Section 5(a)(ii). All determinations made by the Accounting Firm under this Section 7 shall be binding upon the Company and the Executive and shall be made within 60 days of the Executive’s Date of Termination (or, if the Executive’s employment with the Company has not terminated, within 60 days of the applicable change of control for purposes of Section 280G of the Code). In connection with making determinations under this Section 7, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change of Control, including any noncompetition provisions that may apply to the Executive, and the Company shall cooperate in the valuation of any such services, including any noncompetition provisions.

(c)

Underpayments; Overpayments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “ Overpayment ”) or that additional amounts that will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (each, an “ Underpayment ”), in each case, consistent with the calculation of the Reduced Amount hereunder. If the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive that the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be repaid by the Executive to the Company, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided , however , that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d)	Expenses. All fees and expenses of the Accounting Firm and otherwise in implementing the provisions of this Section 7 shall be borne by the Company.

(e)	Definitions. The following terms shall have the following meanings for purposes of this Section 7.

(i)

“Accounting Firm” shall mean Golden Parachute Tax Solutions, LLC, or if such firm is not available or otherwise unable to serve as the Accounting Firm, a nationally recognized certified public accounting firm that is mutually agreed to prior to the Change of Control by the Company and the Executive for purposes of making the applicable determinations hereunder, which firm shall not be a firm serving as accountant or auditor for the individual, entity, or group effecting the Change of Control;

(ii)	“Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section 7);

(iii)

“Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s);

(iv)

A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise;

(v)

“Present Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code; and

(vi)

“Reduced Amount” shall mean the amount of Agreement Payments that (A) has a Present Value that is less than the Present Value of all Agreement Payments and (B) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Agreement Payments were any other amount that is less than the Present Value of all Agreement Payments.

IN WITNESS WHEREOF, the Parties have duly executed this Addendum as of the date first written above.

Patriot National Bancorp, Inc.

By:	/s/ Steven Sugarman

Name: Steven Sugarman
Title: President & CEO

/s/ W. Paul Simmons
W. Paul Simmons